Milne LLC Investment Adviser Code of Ethics

© Copyright 2012, National Regulatory Services. All rights reserved.

Milne LLC

Code of Ethics

1/11/2012 to Current

Table of Contents

1 - Statement of General Policy

3

2 - Definitions

4

3 - Standards of Business Conduct

5

4 - Prohibition Against Insider Trading

6

5 - Personal Securities Transactions

8

6 - Gifts and Entertainment

10

7 - Charitable Contributions

11

8 - Political Contributions

12

9 - Protecting the Confidentiality of Client Information 13

10 - Service as an Officer or Director

15

11 - Compliance Procedures

16

12 - Certification

18

13 - Records

19

14 - Reporting Violations and Sanctions

20

Statement of General Policy

This Code of Ethics ("Code") has been adopted by Milne LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This Code establishes rules of conduct for all supervised persons of Milne LLC and is designed to, among other things, govern personal securities trading activities in the accounts (as hereinafter defined) of access persons (as hereinafter defined). The Code is based upon the principle that Milne LLC and its members and employees owe a fiduciary duty to Milne LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Milne LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each member and employee.

Pursuant to Section 206 of the Advisers Act, both Milne LLC and its supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Milne LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Milne LLC and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

•      The duty to have a reasonable, independent basis for the investment advice provided;

•      The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;

•      The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

•       A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Milne LLC expects every supervised person to demonstrate the highest standards of ethical conduct for continued employment with Milne LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Milne LLC. Milne LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Supervised persons are urged to seek the advice of the Chief Compliance Officer (sometimes “CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or membership with Milne LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for supervised persons of Milne LLC in their conduct. In those situations where a supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of supervised persons.

The CCO will periodically report to senior management of Milne LLC to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•       'Access person' means any director, officer, member, or advisory person of Milne LLC.

•       “Advisory  person” means (i) any director, officer, member or employee of Milne LLC or of any company in a control relationship to Milne LLC, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by Milne LLC, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Milne LLC who obtains information concerning recommendations made, with regard to the purchase or sale of covered securities, by Milne LLC

•      'Account' means accounts of any member or employee and includes accounts of the member’s/employee's immediate family members (any relative by blood or marriage living in the member’s/employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the member/employee has a beneficial interest or exercises investment discretion.

•       “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

•       'Beneficial ownership' shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•      “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

•      "Family Member"  is defined to include any other relationships whether or not recognized by law that could lead to impropriety.

•      “Investment  company” means a company registered as such under the Investment Company Act and for which Milne LLC is the investment adviser.

•      “Initial public offering” means  an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or

15(d) of the Securities Exchange Act of 1934.

•       “Limited offering” means  an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

•       “Portfolio manager” means the person (or one of the persons) primarily responsible for the day-to-day management of the investment company’s portfolio.

•       “Purchase  or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

•       “Reportable  fund” means: (i) any investment company for which Milne LLC serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act; or (ii) any investment company whose investment adviser or principal underwriter controls Milne LLC, is controlled by Milne LLC, or is under common control with Milne LLC.

•      'Reportable  security' means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other open-end investment companies other than reportable funds; and (v) Transactions in shares or units of a unit investment trust if the unit investment trust is invested exclusively in investment companies, none of which are reportable funds.

•       'Supervised person' means directors, officers and members of Milne LLC (or other persons occupying a similar status or performing similar functions); employees of Milne LLC; and any other person who provides advice on behalf of Milne LLC and is subject to Milne LLC's supervision and control.

Standards of Business Conduct

Milne LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its members and employees by our clients is something we value and endeavor to protect. Given this, Milne LLC has determined that the following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•      The interests of advisory clients must be placed first at all times;

•       All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•      Supervised  persons should not take inappropriate advantage of their positions; and

•     Supervised persons must comply with applicable federal securities laws.

This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Milne LLC's access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial ownership interest or accounts over which the access person exercises control as well as transactions by members of the access person's immediate family.

Section 206 of the Advisers Act makes it unlawful for Milne LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield access persons or supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Milne LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Milne LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Milne LLC and their immediate family members.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify John K. Milne immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment companies and private accounts managed by Milne LLC), while in the possession of (i.e. aware of) material, nonpublic information, nor may any personnel of Milne LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or if it would have significantly altered the total mix of information made available. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, information regarding the commencement or termination of a major customer relationship, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. For instance, information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's 'Heard on the Street' column.

You should also be aware of the SEC's position that the term 'material nonpublic information' relates not only to issuers but also to Milne LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is 'public' when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones 'tape' or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely and public investors have been afforded a reasonable period within which to react to the information.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment companies or private accounts managed by

Milne LLC ('Client Accounts'), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•      Report  the information and proposed trade immediately to the CCO.

•       Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

•       Do not communicate the information inside or outside the firm, other than to the CCO.

•      After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Milne LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Milne LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and 'tipping' while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised persons of Milne LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Milne LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a 'restricted list.' Supervised persons are prohibited from personally, or on behalf of a Client Account, purchasing or selling securities during any period that such securities are on the restricted list. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a 'watch list.' Securities issued by companies about which a limited number of supervised persons may possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Milne LLC has adopted the following principles governing personal investment activities by Milne LLC's access persons and family members residing in the same household:

•       The interests of Client Accounts will at all times be placed first;

•       All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

•       Access persons must not take inappropriate advantage of their positions.

Participation in IPOs

No access person (or family members residing in the same household as the access person) shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account.

Pre-Clearance Required for Private or Limited Offerings

All access persons acquiring securities in a private placement must receive express prior approval from a senior officer of Milne LLC. The basis of approval, or disapproval, will take into account whether the investment opportunity should be reserved for Milne

LLC's clients, and whether the opportunity is being offered to the member or employee by virtue of his or her position with Milne LLC. Members and employees who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any subsequent consideration by Milne LLC to invest on behalf of clients in the issue.

Pre-Clearance for Personal Transactions

All transactions in a reportable security by all access persons and family members residing in the same household, shall require approval prior to the purchase or sale. Pre-clearance shall be obtained utilizing the compliance procedures detailed in this

Code.  All members and employees and family members residing in the same household are required to disclose all personal securities holdings of reportable securities upon commencement of employment or membership and thereafter on a quarterly basis. Reporting shall occur according to the compliance procedures detailed in this Code.

Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed his or her interest and the interest of any family members residing in the same household, if any, in such securities or the issuer thereof, including without limitation:

•       any direct or indirect beneficial ownership of any securities of such issuer;

•       any contemplated transaction by such person in such securities;

•       any position with such issuer or its affiliates; and

•       any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Blackout Periods

No access person shall execute a securities transaction on a day during which any Client Account has a pending buy or sell order in that same security until that order is executed or withdrawn.

No portfolio manager of an investment company shall buy or sell a security within at least seven calendar days before and after the investment company trades in that security.

Short-Term Trading Profits

No access person and no family members residing in the same household shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person(s) has beneficial ownership within 60 calendar days. Any prohibited short-term profits are subject to cancellation with the access person(s) being responsible for any short-term profit.

Monitoring

Access persons shall, at any time during their association and/or employment, and following their separation from Milne LLC for any reason, grant access to Milne LLC’s designated information technology personnel to any personal computers within the access person’s ownership or control, including, but not limited to any computers issued to the access person by Milne LLC, and any computers in the access person’s household, for the purposes of monitoring compliance with Milne LLC’s business and trading policies, including this Code, and/or protection of its confidential information and the removal of any confidential information following his/her separation from employment or disassociation as an access person for any reason.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Milne LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Milne LLC's policy with respect to gifts and entertainment is as follows:

•      Giving, receiving  or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

•      Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Milne LLC, or that others might reasonably believe would influence those decisions;

•      Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•      Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•     Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with, or on behalf of Milne LLC, including gifts and gratuities with value in excess of $300 per year must obtain consent from the CCO before accepting such gift.

•      This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Milne LLC.

•      This gift reporting requirement is for the purpose of helping Milne LLC monitor the activities of its supervised persons.

However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Charitable Contributions

Milne LLC d/b/a JKMilne Asset Management is a philanthropic business  and therefore it is our policy  to allow charitable contributions of any amount to be made  by the  firm. These contributions are made  at the discretion of the  CEO and must  be recorded and reviewed for compliance purposes.   This policy  is subject to change  as necessary.

Political Contributions

In an effort to prevent any potential conflicts of interest, it is the policy of Milne LLC to limit the amount of political contributions as well as require that any political contributions that are made be reported.  Political contributions have the potential to influence decision makers and may or may not be considered a form of bribery.  It is in the best interest of Milne LLC to ensure that Milne LLC, it's owners, directors, and access persons are aware of the potential for wrong doing and are willing to submit to the policies set forth to mitigate any risk of indiscretion or unlawful behavior.

General Policy

This policy applies to Milne LLC, it's owners, directors, and access persons as well as any family member residing in the same household.

Milne LLC's policy with respect to political contributions is as follows:

-All political contributions made by access persons or family members residing in the same household are limited to a total of $250 per person.

-All access persons and family members residing in the same household are required to report these contributions on Milne LLC's annual employee questionnaire.

-The Company will comply with all current applicable laws and regulations relating to the reporting requirements of political contributions.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Milne LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a Client Account, the composition of investments in any Client Account, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Milne LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Milne LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Milne LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Milne LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

•       As necessary to provide service that the Client requested or authorized, or to maintain and service the Client's Account. Milne LLC will require that any financial intermediary, agent or other service provider utilized by Milne LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Milne LLC only for the performance of the specific service requested by Milne LLC;

•       As required by regulatory authorities or law enforcement officials who have jurisdiction over Milne LLC, or as otherwise required by any applicable law. In the event Milne LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Milne LLC shall disclose only such information, and only in such detail, as is legally required;

•       To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Milne LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Milne LLC's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client

Information and, upon termination of their employment with Milne LLC, must return all such documents to Milne LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Milne LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•      The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Milne LLC's services to clients;

•      Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•      All electronic  or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•      Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Milne LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.

'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, and any information obtained in providing products or services. Pursuant to Regulation S-P Milne LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Milne LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the CCO.

Service as an Officer or Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the ceo or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Milne LLC's clients. Where board service is approved Milne LLC shall implement a "Chinese Wall" or other appropriate procedure to isolate such person from making decisions relating to the company's securities.

Compliance Procedures

Pre-clearance

An access person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i)

such purchase or sale has been approved by a supervisory person designated by Milne LLC (generally, the CCO); (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post- approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the CCO. The CCO monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of Milne LLC that each access person is encouraged to arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•     The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership interest;

•       The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•      The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access person had any direct or indirect beneficial ownership:

•      The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

•      The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•      The price of the reportable security at which the transaction was effected;

•       The name of the broker, dealer or bank with or through whom the transaction was effected; and

•       The date the report is submitted by the access person.

With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

•       The name of the broker, dealer or bank with whom the access person established the account;

•      The date the account was established; and

•       The date that the report was submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to:

•      Transactions  effected for, or securities held in, any account over which the access person has no direct or indirect influence or control;

•      Transactions  effected pursuant to an automatic investment plan;

•       A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Milne LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•      Any transaction  or holding report if Milne LLC has only one access person, so long as the firm maintains records of the information otherwise required to be reported

5. Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with Milne LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Milne LLC. Any transactions for any accounts of John K. Milne will be reviewed and approved by another designated supervisory person. The CCO shall, at least annually, identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

6.  Written Report to Investment Company Board of Directors

No less frequently than annually, Milne LLC must furnish to the board of directors of the investment company a written report that:

•       Describes  any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•      Certifies  that Milne LLC has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Certification

Initial Certification

All   access persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All   access persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All access persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access  persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•       A copy of any code of ethics, and any amendments thereto,   adopted by the firm pursuant to Advisers Act Rule

204A-1 and Investment Company Act Rule 17j-1 which is or has been in effect during the past five years;

•       A record of any violation of Milne LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•       A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a an access  person, shall be retained for five years after the individual ceases to be an access   person of Milne LLC;

•       A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports and each report under Investment Company Act Rule 17j-1.

•       A list of all persons who are, or within the preceding five years have been, access persons;

•       A record of any decision and reasons supporting such decision to approve an access   persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All access persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of an employee's employment with the firm.